Exhibit 15(viii) under Form N-1A
                                             Exhibit 1 under Item 601/Reg. S-K



                                    EXHIBIT B
                                     TO THE
                         SHAREHOLDER SERVICES AGREEMENT

                             Tower Cash Reserve Fund
                                 Class B Shares
                            Tower Mid-Cap Equity Fund
                                 Class B Shares

Shareholder Service Fees

      1. During the term of this Agreement, the Funds will pay Provider a quarterly fee. This fee will be computed at the annual rate of 0.25 of 1% of the average net asset value of shares of the Funds held during the quarter in accounts for which the Provider provides Services under this Agreement, so long as the average net asset value of Shares in the Funds during the quarter equals or exceeds such minimum amount as the Funds shall from time to time determine and communicate in writing to the Provider.

    2. For the quarterly period in which the Shareholder Services Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that this Agreement is in effect during the quarter.

Dated:  March 10, 1998